EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Gerdau S.A.

We consent to the incorporation by reference in the registration statements (No. 333-171217 and No. 333-179182) on Form S-8 of our reports dated March 30, 2022, with respect to the consolidated financial statements of Gerdau S.A. and the effectiveness of internal control over financial reporting.

/s/ KPMG Auditores Independentes Ltda.

Porto Alegre/RS

March 30, 2022